Exhibit 99.1

News From

Buena, NJ 08310

Release Date: May 3, 2021

Contact:	Philip Yachmetz Teligent, Inc. (856) 776-4632 pyachmetz@teligent.com www.teligent.com

TELIGENT, INC. ANNOUNCES 2020 YEAR-END EARNINGS REPORT AND PROVIDES BUSINESS UPDATE

–	Significantly strengthened balance sheet and cash position
–	Continued FDA Warning Letter remediation efforts
–	Anticipate informing FDA on inspection readiness during 3Q2021
–	Conference Call to be held on May 4, 2021 at 4:30 pm Eastern Standard Time
–	Dial in: (800) 708-4540 US Toll Free Number

(847) 619-6397 US Number

Confirmation Number: 50161966

BUENA, NJ - (GlobeNewswire) - Teligent, Inc. (NASDAQ: TLGT), a New Jersey-based generics pharmaceutical company, today announced its financial results for the fourth quarter and year ended December 31, 2020.

“We are pleased with the progress our team has made at Teligent. Despite the COVID-19 pandemic presenting unforeseen challenges, our company made remarkable strides across multiple areas of our business throughout 2020 that continues into 2021, thanks in large part to the steadfast dedication of our employees and the encouraging support and vision among our investors,” said Tim Sawyer, Teligent’s President & Chief Executive Officer. “We have reduced our debt by $118 million since June 30, 2020, secured additional equity financing through our ATM offering, and we continue to make steady progress in addressing the issues raised in the FDA Warning Letter. Based on the quality remediation progress to date, which we have shared with the FDA, and that which we have planned for the coming months, we now believe that Teligent will be in position to inform the FDA on our inspection readiness during the third quarter. While there is still room for further improvement of our balance sheet, we believe our improved financial condition now provides us with the runway to execute on multiple strategic initiatives over the next year, which we further believe will help drive significant shareholder value.”

Summary of 2020 Achievements

•	Appointment of new senior leadership team with extensive generic and specialty pharmaceutical experience, including Tim Sawyer as Chief Executive Officer and Philip Yachmetz as Executive Vice President, Chief Legal Officer and Corporate Secretary, and John Celentano as Chairman of the Board.

•	Completion of its Series C Convertible Financing and Exchange in July.

•	Completion of its Series D Convertible Note Exchange in September.

•	Implementation and completion in the fourth quarter of a comprehensive review of all Teligent products designed to remediate issues identified in the FDA’s warning letter and to further strengthen quality systems.

Early 2021 Achievements

•	In January 2021, the Company announced a series of additional strategic actions in partnership with its senior lenders and its Series C noteholders to recapitalize and enhance the Company’s financial flexibility, including:

•	Completion of $77 million debt-for-equity exchange with Series C noteholders and senior secured lenders; this transaction, along with financings earlier in 2020, has resulted in aggregate debt reduction of $118 million since June 30, 2020.

◦	Amended Second Lien Credit Agreement to provide $4.6 million in incremental financing to support the company’s ongoing liquidity.

◦	Completed an At-The-Market (ATM) equity offering, raising gross proceeds of approximately $38.5 million.

•	The Company also took steps to deepen its corporate governance talent, appointing both industry veteran William S. Marth and financial expert Carter Pate to its Board of Directors in February 2021.

Financial Highlights

Fourth Quarter 2020 Highlights

•	Consolidated net revenues for the fourth quarter of 2020 were $9.9 million dollars, bringing full year 2020 revenues to $45.3 million dollars versus $16 million for the 2019 quarter and $65.9 million for the full year 2019, driven primarily by lower demand from customer orders due to COVID and our product remediation efforts in our portfolio products.

•	Gross margin for the fourth quarter, not including an impairment charge was a negative 52.1% versus a positive 12.2% in the 2019 quarter. Increased costs for quality remediation and higher reserves for excess and obsolete inventories contributed to the negative margin in the fourth quarter of 2020.

•	Fourth quarter total operating expenses, net of the impairment charges were unfavorable compared with third quarter results. Total selling, general and administrative costs were $2.2 million higher as higher salary-related and consulting expenses more than offset lower bad debt expenses in the fourth quarter. Research & Development expenses were lower by $0.7 million as salary, insurance and API expenses were lower, in part due to a prior write-off of API costs in the third quarter.

•	Due to the current forecast of short-term unprofitable U. S. operations, the uncertainty regarding the timing of the FDA lifting of the warning letter and other factors, a formal assessment of recoverability regarding our Buena plant as well as various intangible assets including trademarks, technology and other intangible assets was conducted in the fourth quarter of 2020. As part of this assessment, the Buena plant could not be assumed to have the FDA warning letter lifted, which had a significant impact on its assumed value. As a result, the company recorded impairment charges totaling $79.8 million in the fourth quarter.

2020 Full Year Highlights

•	With respect to full year financial performance, the Company posted $45.3 million of revenue compared with $65.9 million in 2019. The COVID-19 pandemic has affected end user product utilization and disrupted the business for the better part of 2020, along with lower sales attributable to our product quality remediation efforts.

•	Cost of revenues as a percentage of total revenues increased to 108% compared with 64% in 2019. Cost of revenues increased $6.7 million, despite lower revenues, due to higher remediation costs and inventory reserves. Not included in cost of sales is an impairment charge of $79.8 million related to the write down of the Company's manufacturing facility due to long range forecasted operating results.

•	Selling, general and administrative expenses were higher due to increased salary and consulting costs regarding restructuring of the company. Research and development expenses were lower due to lower salary and related expense and lower research activities as part of an effort to conserve cash.

For the full year 2020, the Company recorded impairment charges totaling $101.5 million. These charges included a first quarter impairment charge of $8.4 million related to trademarks and technology of $4.9 million and product acquisition costs of $3.5 million. As previously noted, the Company also recorded a fourth quarter impairment charge of $79.8 million related to a valuation assessment of its Buena plant facility, $10.0 million related to product acquisition costs, $3.2 million related to trademark and technology and $0.1 million related to in-process research and development. No impairment charges were recorded in the prior year.

Full Year 2021 Financial Guidance

Given the continuing macroeconomic volatility triggered by the COVID-19 global pandemic and the impact this has had and will continue to have on the Company’s business plans and efforts to resolve the Warning Letter issued by the FDA in November 2019, as well as the dependence on the FDA’s schedule to reinspect the company’s facilities and conduct the pre-approval inspection of its newly constructed sterile injectable manufacturing facility in Buena, New Jersey, the Company will not be providing financial guidance for the year ending December 31, 2021 at this time.

FDA Warning Letter Update

As previously disclosed, the Company received a warning letter from the FDA in November 2019 following an inspection from April 2, 2019 to May 20, 2019 of its Buena, New Jersey manufacturing facility. Following the Company’s submission of a response to the FDA in April 2020, on August 13, 2020, the Company received an additional comment letter from the FDA in which the FDA indicated that it had reviewed the Company’s responses and deemed them to be inadequate as they failed to address and/or provide supporting documentation to several of the concerns raised in the FDA Warning Letter.

The Company has since provided the FDA with supplemental submissions outlining certain additional changes in its practices, submitting additional documentation to support previous and ongoing independent assessments, providing updates to the Company’s organizational structure, and providing further detail in regard to ongoing remediation projects (including comprehensive product quality assessments) to ensure all of our products are safe, effective and compliant. As part of a comprehensive effort to significantly boost our quality initiatives, we appointed a new Vice President of Quality in the fourth quarter of 2020, and also made a series of senior support staff additions to further improve our reporting and compliance functions.

As part of the Company’s efforts to remediate the issues identified in the FDA Warning Letter and to strengthen its quality systems, the Company undertook and completed a comprehensive review of all of our products during the fourth quarter of 2020. While the review did not identify material issues with many of the Company’s products, it did identify issues of non-conformance with respect to certain products, which resulted in recalls and halting the production of certain products, which the Company is actively reviewing and remediating. The Company is continuing to work diligently to remediate all issues cited by the FDA and those resulting from its comprehensive quality review, and have and will continue to have active communications with the FDA regarding its progress. Based on management’s current assessment of these remediation efforts, the Company believes it will be ready to inform the FDA on its inspection readiness during the third quarter. However, since the Company does not control the timing of the FDA re-inspection of the facility, we cannot predict a precise time range for the date when FDA will perform the site re-inspection.

COVID-19 Response Summary

In alignment with the directives in the state of New Jersey, as a Pharmaceutical manufacturing facility, we are considered "essential". We have and will continue to remain open as long as conditions remain safe for our employees in order to continue to supply our products to the patients that need them. The Company has taken several preventative measures to help ensure business continuity, while maintaining safe and stable operations. We have directed all non-production, Quality or R&D employees, to continue working from home in accordance with state and local guidelines while we continue to evaluate and finalize our return to office protocols. We have implemented social distancing measures on-site at our manufacturing facility to protect employees and our products. Our employees are provided daily personal protective equipment upon their arrival to the site and we have implemented temperature monitoring services at our newly established single point of entrance. We have also implemented a more frequent sanitization process of the facility.

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About Teligent, Inc.

Teligent is a specialty generic pharmaceutical company. Our mission is to be a leading player in the specialty generic prescription drug market. Learn more on our website www.teligent.com.

Forward-Looking Statements

This press release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions, and other statements contained in this press release that are not historical facts and statements identified by words such as “plan,” “believe,” “continue,” “should” or words of similar meaning. Factors that could cause actual results to differ materially from these expectations include, but are not limited to: our inability to meet current or future regulatory requirements in connection with existing or future ANDAs; our inability to achieve profitability; our failure to obtain FDA approvals as anticipated; our inability to execute and implement our business plan and strategy; the potential lack of market acceptance of our products; our inability to protect our intellectual property rights; changes in global political, economic, business, competitive, market and regulatory factors; and our inability to successfully complete future product acquisitions. These statements are based on our current beliefs or expectations and are inherently subject to various risks and uncertainties, including those set forth under the caption “Risk Factors” in Teligent, Inc.’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other periodic reports we file with the Securities and Exchange Commission. Teligent, Inc. does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

In addition to reporting financial information required in accordance with U.S. generally accepted accounting principles (GAAP), Teligent is also presenting EBITDA, Adjusted EBITDA and Adjusted EBITDA before product development and research which are non-GAAP financial measures. Since EBITDA, Adjusted EBITDA and Adjusted EBITDA before product development and research costs are non-GAAP financial measures, they should not be used in isolation or as a substitute for consolidated statements of operations and cash flow data prepared in accordance with GAAP. In addition, Teligent's definition of Adjusted EBITDA and adjusted net loss may not be comparable to similarly titled non-GAAP financial measures reported by other companies.

Adjusted EBITDA, as defined by the Company, is calculated as follows:

Net loss, plus:

Depreciation expense

Amortization of intangibles

Impairment losses

Interest expense, net

Amortization of debt issuance costs, debt discounts and debt extinguishment

Provision for income taxes

Foreign currency exchange gain/(loss)

Loss on debt restructuring

Change in fair value of derivatives

Non-cash stock-based compensation expense

Other expenses

The Company believes that Adjusted EBITDA is a meaningful indicator, to both Company management and investors, of the past and expected ongoing operating performance of the Company. EBITDA is a commonly used and widely accepted measure of financial performance. Adjusted EBITDA is deemed by the Company to be a useful performance indicator because it includes an add back of non-cash and non-recurring operating expenses which have little to no bearing on cash flows and may be subject to uncontrollable factors not reflective of the Company's true operational performance.

While the Company uses EBITDA, Adjusted EBITDA and Adjusted EBITDA before product development and research costs in managing and analyzing its business and financial condition and believes these non-GAAP financial measures to be useful to investors in evaluating the Company's performance, it is open to certain shortcomings. EBITDA and Adjusted EBITDA do not take into account the impact of capital expenditures on either the liquidity or the financial performance of the Company and likewise omit share-based compensation expenses, which may vary over time and may represent a material portion of overall compensation expense. Due to the inherent limitations of EBITDA, Adjusted EBITDA and Adjusted EBITDA before product development and research costs, the Company's management utilizes comparable GAAP financial measures to evaluate the business in conjunction with EBITDA and Adjusted EBITDA and encourages investors to do likewise.

The Company also presents a non-GAAP financial measure of adjusted net income (loss) and adjusted net income (loss) per diluted share, to show the adjusted net income when EBITDA adjustments are added back or subtracted out of the traditional GAAP reported net income (loss). Adjusted diluted earnings per share, as defined by the Company, is equal to adjusted net income divided by the actual or anticipated diluted share count for the applicable period.